UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 18, 2019

MOHAWK INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	01-13697	52-1604305
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 South Industrial Blvd.

Calhoun, Georgia 30701

(Address of principal executive offices) (Zip Code)

(706) 629-7721

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act CFR 240.17R 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	MHK	New York Stock Exchange
Floating Rate Notes due 2020		New York Stock Exchange
Floating Rate Notes due 2021		New York Stock Exchange
2.000% Senior Notes due 2022		New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

On October 18, 2019, Mohawk Industries, Inc. (the “Company”) entered into that certain Second Amended and Restated Credit Agreement, by and among the Company and certain of its subsidiaries, as borrowers, Wells Fargo Bank, National Association, as administrative agent, swing line lender, and an L/C issuer, and the other lenders party thereto (the “Amended Facility”), which amended and restated the Company’s existing senior, unsecured revolving credit facility. The modifications effected by the Amended Facility included (but were not limited to) (1) extending the maturity from March 26, 2022 to October 18, 2024, (2) renewing the Company’s option to extend the maturity of the Amended Facility up to two times for an additional one-year period each, (3) reducing commitment fees, and (4) modifying certain of the negative covenants to provide us with additional flexibility, including additional flexibility to make acquisitions and incur indebtedness. The remaining terms of the Amended Facility are substantially consistent with the terms of the existing facility, as set forth in Item 2.03 of this report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 18, 2019, the Company entered into the Amended Facility described in Item 1.01 of this report. The Amended Facility provides for a maximum of $1.8 billion of revolving credit, including limited amounts of credit in the form of letters of credit and swingline loans. The Amended Facility is scheduled to mature on October 18, 2024, and the Company has the option to extend the maturity of the Amended Facility up to two times for an additional one-year period each. The Company can terminate and prepay the Amended Facility at any time without payment of any termination or prepayment penalty (other than customary breakage costs in respect of loans bearing interest at a rate based on LIBOR).

At the Company’s election, revolving loans under the Amended Facility bear interest at annual rates equal to either (a) LIBOR for 1, 2, 3 or 6 month periods, as selected by the Company, plus an applicable margin ranging between 1.00% and 1.75%, or (b) the higher of the Wells Fargo Bank, National Association prime rate, the Federal Funds rate plus 0.5%, and a monthly LIBOR rate plus 1.0%, plus an applicable margin ranging between 0.00% and 0.75%. The Company also pays a commitment fee to the Lenders under the Amended Facility on the average amount by which the aggregate commitments of the Lenders’ exceed utilization of the Amended Facility ranging from 0.09% to 0.20% per annum. The applicable margins and the commitment fee are determined based on whichever of the Company’s Consolidated Net Leverage Ratio or its senior unsecured debt rating (or if not available, corporate family rating) results in the lower applicable margins and commitment fee (with applicable margins and the commitment fee increasing as that ratio increases or those ratings decline, as applicable).

The Company can use the proceeds of the Amended Facility for general corporate purposes, including working capital, capital expenditures, financing acquisitions, investments, and refinancing other indebtedness.

The obligations of the Company and its subsidiaries in respect of the Amended Facility are unsecured.

All obligations of the several domestic borrowers are guaranteed by the other domestic borrowers party to the Amended Facility, and all obligations of the several foreign borrowers are guaranteed by the other foreign borrowers and all of the domestic borrowers party to the Amended Facility.

The Amended Facility includes certain affirmative and negative covenants that impose restrictions on the Company’s financial and business operations, including limitations on liens, subsidiary indebtedness, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 and a Consolidated Net Leverage Ratio of no more than 3.75 to 1.0 (subject to temporary increases to 4.0 to 1.0 following a specified acquisition), each as of the last day of any fiscal quarter.

The Amended Facility also contains customary representations and warranties and events of default, subject to customary grace periods.

The foregoing summary of the Amended Facility is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The documents included as exhibits to this Current Report on Form 8-K are filed solely to provide information about their terms, are not intended to provide any factual or other information about the Company or the other parties to the agreements, and should not be relied upon by investors for any other purpose.

(d) Exhibits.

10.1

Second Amended and Restated Credit Facility, dated October 18, 2019, by and among the Company and certain of its subsidiaries, as borrowers, Wells Fargo Bank, National Association, as administrative agent, swing line lender, and an L/C issuer, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.

	By:	/s/ R. David Patton
R. David Patton
Date: October 24, 2019		Vice President Business Strategy, General Counsel and Secretary

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